Exhibit 15.13

Consent of Independent Consultant

We consent to the reference to our firm in the form and context in which they appear in this Annual Report on Form 20-F, and the inclusion of our reports herein for CNOOC Limited, and to the incorporation by the reference in any Registration Statement on Form F-3 and related Prospectus Supplements of CNOOC Limited for the registration of debt securities and guarantees previously filed with the Securities and Exchange Commission.

McDANIEL & ASSOCIATES CONSULTANTS LTD.

By:    /s/ Jared W. B. Wynveen_____________

Name: Jared W. B. Wynveen, P. Eng.

Title: Executive Vice President

McDaniel & Associates Consultants Ltd.

2200, Bow Valley Square 3

255 - 5 Avenue S.W.

Calgary, Alberta

T2P 3G6 Canada

March 13, 2020

2200, Bow Valley Square 3, 255 - 5 Avenue SW, Calgary AB T2P 3G6 Tel: (403) 262-5506 Fax: (403) 233-2744 www.mcdan.com